EXHIBIT 2-2-1

FIRST AMENDMENT TO INTERESTS PURCHASE AGREEMENT
This FIRST AMENDMENT TO INTERESTS PURCHASE AGREEMENT (this “Amendment”) is entered into as of July 31, 2017, by and among AP Special Sits Camaro Holdings, LLC, a Delaware limited liability company (the “Purchaser”), CareerBuilder, LLC, a Delaware limited liability company (the “Company”) and Cape Publications, Inc., TEGNA Inc. and McClatchy Interactive West, each a Delaware corporation, and Tribune National Marketing Company, LLC, a Delaware limited liability company (collectively, the “Sellers”) for purposes of amending that certain Interests Purchase Agreement, dated as of June 17, 2017 (the “Purchase Agreement”), by and among the parties to this Amendment. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Purchase Agreement. In consideration of the foregoing and of the respective representations, warranties, covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions stated herein, the parties, intending to be legally bound hereby, agree as follows:
1.Amendment to Section 1.1. The definition of “Seller Transaction Expenses” is hereby amended and restated as follows:
““Seller Transaction Expenses” means, to the extent not paid prior to the Closing, (a) any legal, accounting, financial advisory, broker’s, finder’s and other third party advisory or consulting fees, or other out-of-pocket fees, costs and expenses (other than any fees, costs or expenses in respect of insurance matters and obtaining consents or approvals as addressed by other provisions of this Agreement), incurred or required to be paid by the Transferred Entities and based on arrangements made prior to the Closing by any of the Sellers or any of the Transferred Entities or any of their respective Affiliates in connection with or arising from (1) the preparation, execution, performance and/or consummation of the Sale and (2) any auction or other process leading up to the execution of this Agreement, (b) 25% of any amounts payable by the Transferred Entities under the Benefit Plans (such Benefit Plans, the “Employee Retention Awards”) set forth on Section 1.1(c) of the Company Disclosure Schedule (as such schedule and/or such Benefit Plans may be amended from time to time prior to or at Closing as permitted hereby) (regardless of when after the Closing such payments are required to be made), including any related payroll Tax obligations resulting therefrom, the Transferred Entities or any of their respective Affiliates in respect of such payments, and, (c) to the extent provided in (and as limited by) Section 10.4, expenses of the Transferred Entities in connection with seeking any third–party consents and approvals in connection with this Agreement. For the avoidance of doubt, certain matters related to Section 280G(b)(5)(B) of the Code shall constitute “Seller Transaction Expenses” as described in Section 5.9(f). Notwithstanding anything herein to the contrary, fees, costs and expenses incurred by any of the Transferred Entities in connection with

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or related to the Debt Financing (including any amount included as part of the Bank Fee Amount) shall not be Seller Transaction Expenses.”
2.Amendment to Section 2.3(a). Section 2.3(a) is hereby amended and restated as follows:
“(a)        The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019 at 10:00 a.m., New York time, on (a) the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing); provided that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), the Closing shall occur on the earlier of (x) a date during the Marketing Period specified by Purchaser on no fewer than three (3) Business Days’ written notice to the Sellers and (y) the third (3rd) Business Day immediately following the last day of the Marketing Period or (b) such other place, time or date as may be mutually agreed upon in writing by the Sellers and Purchaser (the date on which the Closing actually occurs, the “Closing Date”); provided, further, that notwithstanding anything to the contrary herein, for purposes of accounting and all calculations related to the determination of the Aggregate Common Equity Price (and the components thereof), the Closing shall be deemed effective as of 5:00 p.m., Eastern Time, on the Closing Date. From the Closing through 5:00 p.m., Eastern Time, on the Closing Date, except for the transactions expressly contemplated by this Agreement, the Transferred Entities shall operate in the ordinary course of business consistent with past practice (and without limiting the generality of the foregoing, during such period no obligation shall be incurred in respect of any dividend or distribution or any indebtedness that would affect the determination of the Aggregate Common Equity Price (or any component thereof)), and, for the avoidance of doubt, the payment of Seller Transaction Expenses, Purchaser Transaction Expenses and/or the Bank Fee Amount shall not affect the determination of the Closing Date Cash or Working Capital.”
3.Amendment to Section 2.3(b). Section 2.3(b)(i)(C) is hereby amended and restated as follows:
“(C) [RESERVED]”
4.Amendment to Section 2.1(g). Section 2.1(g) is hereby amended and restated as follows:
“(g) Additional Equity Contributions. Immediately following the Preferred Exchange, Purchaser shall pay to Parent an amount in cash equal to the sum of (i) the Additional Equity

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Contribution plus, (ii) an amount equal to the product of the Additional Equity Contribution multiplied by one-half multiplied by one-tenth multiplied by one-one hundred thousandth, plus (iii) an amount equal to the product of the Additional Equity Contribution multiplied by one-half multiplied by one-tenth multiplied by one-one hundred thousandth, and in consideration therefor, the Purchaser shall cause Parent to issue to Purchaser, (A) a total number of each class of Common Units equal to the product of (1) the Additional Equity Contribution, multiplied by (2) one-half multiplied by (3) one-tenth, and (B) a total number of each class of Preferred Units equal to the product of (1) the Additional Equity Contribution, multiplied by (2) one-half multiplied by (3) one-tenth.”
5.Amendment to Section 5.8(a). Section 5.8(a) is hereby amended and restated as follows:
“(a) For not less than six (6) years from and after the Closing Date, the Company shall, Purchaser shall cause the Company to, and Purchaser and the Company shall cause the other Transferred Entities to, indemnify and hold harmless all current or former officers, directors, partners, members, managers or employees of the Transferred Entities (or their respective predecessors) (collectively, the “D&O Indemnitees”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each D&O Indemnitee to the extent permitted by applicable Law; provided that such D&O Indemnitee agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such D&O Indemnitee is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Sale or the other transactions contemplated hereby), in connection with such Persons serving as an officer, director, employee, agent or other fiduciary of any Transferred Entity or of any Person if such service was at the request or for the benefit of any of the Transferred Entities, to the extent permitted by Law. Notwithstanding anything herein to the contrary, if any D&O Indemnitee notifies the Company on or prior to the sixth (6th) anniversary of the Closing Date of a matter in respect of which such Person may seek indemnification pursuant to this Section 5.8(a), the provisions of this Section 5.8(a) shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.”

6.Amendment to Section 5.9. Sections 5.9(a), (b) and (c) are hereby amended and restated as follows:

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“(a)     During the period commencing at the Closing and ending on the first anniversary of the Closing Date (the “Employee Protection Period”), the Company shall, Purchaser shall cause the Company to, and Purchaser and the Company shall cause the other Transferred Entities to, provide each employee of the Transferred Entities (a “Business Employee”) with (i) a base salary or base wage rate, annual cash bonus and commission opportunities, that are substantially comparable in the aggregate to the base salary or base wage rate, annual cash bonus and commission opportunities, as applicable, provided by the Transferred Entities to such Business Employee immediately prior to the Closing (it being understood that Purchaser may substitute equity incentives for cash bonus or other long term incentive opportunities) and (ii) non-cash compensation and employee benefits (in each case, excluding long-term incentive plans, equity, equity-based awards or any change in control or retention bonus) that are substantially comparable in the aggregate to the non-cash compensation and employee benefits provided by the Transferred Entities to such Business Employee immediately prior to the Closing. Without limiting the immediately preceding sentence, the Company shall, Purchaser shall cause the Company to, and Purchaser and the Company shall cause the other Transferred Entities to, provide to each Business Employee whose employment terminates during the Employee Protection Period with severance benefits equal to the greater of (A) the severance benefits for which such Business Employee was eligible immediately prior to the Closing, and (B) the severance benefits for which employees of Purchaser and its Affiliates who are similarly situated to such Business Employee would be eligible under the severance plans or policies of Company or its Subsidiaries, in each case, determined without taking into account any reduction after the Closing in compensation paid to such Business Employee that is not permitted by this Section 5.9(a).
(b)     With respect to any employee benefit plans of Parent, the Company or its Affiliates in which any Business Employees become eligible to participate on or after the Closing (the “New Plans”), Purchaser shall cause Parent and the Transferred Entities to, and the Company shall and shall cause the other Transferred Entities to, (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Benefit Plan, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Closing under a Benefit Plan (to the same extent that such credit was given under the analogous Benefit Plan prior to the Closing) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Transferred Entities for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Benefit Plan prior to the Closing; provided, that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services.

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(c) The Company shall, and Purchaser shall cause the Transferred Entities to, maintain and honor all Benefit Plans in accordance with their terms.”
7.Amendment to Company Disclosure Schedule. The Company Disclosure Schedule is hereby amended to insert “Retention bonus for John Smith, dated March 30, 2017” into Sections 1.1(c), Section 4.8(a) and Section 4.8(f) thereof.
8.References to the Purchase Agreement. After giving effect to this Amendment, each reference in the Purchase Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Purchase Agreement shall refer to the Purchase Agreement as amended by this Amendment and all references to the Company Disclosure Schedule or the Purchaser Disclosure Schedule to “the Agreement” and the “Purchase Agreement” shall refer to the Purchase Agreement as amended by this Amendment.
9.Construction. Notwithstanding anything to the contrary herein, all references to the Purchase Agreement and the Company Disclosure Schedule or the Purchaser Disclosure Schedule to “the date hereof” and the “date of this Agreement” shall refer to June 17, 2017.
10.Miscellaneous. This Amendment shall constitute a part of the Purchase Agreement and the provisions of Article X of the Purchase Agreement are hereby incorporated by reference into this Amendment mutatis mutandis. Except as otherwise set forth in this Amendment, all of the provisions of the Purchase Agreement shall remain unchanged and in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the Parties as of the day first above written.
COMPANY:
CAREERBUILDER, LLC
By:    /s/ Matt Ferguson
Name: Matt Ferguson
Title:      Chief Executive Officer
SELLERS:
CAPE PUBLICATIONS, INC.
By:    /s/ Todd Mayman
Name:     Todd Mayman
Title:     Vice President

MCCLATCHY INTERACTIVE WEST
By:    /s/ R Elaine Linteum
Name:     R Elaine Linteum
Title:     VP Assistant Secretary and Tresurer

TEGNA INC.
By:    /s/ Todd Mayman
Name:     Todd Mayman
Title:     Executive Vice President

[Signature Page to First Amendment to Interests Purchase Agreement]

TRIBUNE NATIONAL MARKETING COMPANY, LLC
By:    /s/ Chandler Bigelow
Name:     Chandler Bigelow
Title:     President

PURCHASER:
AP SPECIAL SITS CAMARO HOLDINGS, LLC
By:    /s/ Reed Rayman
Name:     Reed Rayman
Title:     Vice President

[Signature Page to First Amendment to Interests Purchase Agreement]